Exhibit 10.1

EXECUTION COPY

CONSENT AND SECOND AMENDMENT TO
REVOLVING CREDIT AGREEMENT

        This CONSENT AND SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT, dated as of March 31, 2004 (this “Amendment”), is by and among (a) Century Aluminum Company, a Delaware corporation (“Century Aluminum”), Berkeley Aluminum, Inc., a Delaware corporation (“Berkeley”), Century Aluminum of West Virginia, Inc., a Delaware corporation (“Century WV”), Century Kentucky, Inc., a Delaware corporation (“Century K”), Metalsco, Ltd., a Georgia company (“Metalsco”) and NSA Ltd., a Kentucky limited partnership (“NSA” and, together with Century Aluminum, Berkeley, Century WV, Century K and Metalsco, collectively, the “Borrowers” and each individually a “Borrower”), (b) the lending institutions which are or may become parties to the Credit Agreement (as defined below) from time to time (collectively, the “Lenders”) and (c) Fleet Capital Corporation as agent (“Agent”) for the Lenders. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement referred to below.

        WHEREAS, the Borrowers, the Lenders and the Agent are parties to a Revolving Credit Agreement, dated as of April 2, 2001 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have committed to make loans or otherwise extend credit to the Borrowers on the terms and subject to the conditions set forth therein;

        WHEREAS, Century Aluminum has entered into that certain Stock Purchase Agreement by and among Century Aluminum, as Buyer, Columbia Ventures Corporation, a Washington corporation, as Seller, and Nordural (as hereinafter defined), which Stock Purchase Agreement will be amended and restated substantially in the form attached hereto as Exhibit A (as amended and restated, the “Stock Purchase Agreement”), pursuant to which Century Aluminum shall cause the Nordural Acquisition Subsidiary (as hereinafter defined) to consummate the Nordural Acquisition (as hereinafter defined).

        WHEREAS, Century Aluminum intends to issue shares of its Common Stock, par value $.01 per share, in a public offering (the “Offering”), with estimated net proceeds of up to $285 million (the “Net Offering Proceeds”).

        WHEREAS, Century Aluminum intends to contribute or lend all or a portion of the Net Offering Proceeds to the Nordural Acquisition Subsidiary to fund the Nordural Acquisition, to finance a portion of a planned expansion by Nordural and to provide working capital to Nordural (the “Nordural Investment”). Under the Credit Agreement, (i) the Nordural Investment is not permitted and (ii) the Nordural Acquisition Subsidiary is not permitted to consummate the Nordural Acquisition because it is a Subsidiary of Century Aluminum.

        WHEREAS, in accordance with the terms hereof, the Lenders and the Agent have agreed to consent to the Nordural Investment and specify that the Nordural Acquisition Subsidiary is not a Subsidiary of the Borrowers or the Guarantors.

        NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers, the Lenders and the Agent hereby agree as follows:

        §1.  Amendment to Section 1.1 of the Credit Apreement.

(a) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions to such Section 1.1 in the appropriate alphabetical order:

“Nordural.” Nordural hf, an Icelandic company that owns and operates a primary aluminum plant in Grundartangi, Iceland.

“Nordural Acquisition.” The purchase on one occasion by the Nordural Acquisition Subsidiary of 100% of the outstanding shares of capital stock of Nordural pursuant to the terms of the Stock Purchase Agreement.

“Nordural Acquisition Documents.” All agreements, documents and instruments executed and/or delivered in connection with the Nordural Acquisition (other than the Stock Purchase Agreement), in form and substance consistent with the Stock Purchase Agreement.

“Nordural Acquisition Subsidiary.” One or more direct or indirect subsidiaries of Century Aluminum (which are not Borrowers or Guarantors) formed for the purpose of, and used to consummate, the Nordural Acquisition or which are used from time to time to hold direct or indirect ownership interests in Nordural.

(b) The definition of “Subsidiary” is hereby amended by deleting such definition in its entirety and substituting the following definition in lieu thereof:

“Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock; provided, however, that when used with respect to the Borrowers and the Guarantors, the term Subsidiary shall not include the European Subsidiary or the Nordural Acquisition Subsidiary.”

        §2.  Consent to the Nordural Investment. The Borrowers have requested that the Agent and the Lenders consent to the Nordural Investment. Notwithstanding the provisions of Section 9.3 of the Credit Agreement which might limit or prohibit the Borrowers’ ability to make the Nordural Investment, the Agent and the Lenders hereby consent to the Nordural Investment in connection with the Nordural Acquisition provided that (a) the amount of the Nordural Investment shall not exceed the amount of the Net Offering Proceeds, (b) no Letters of Credit are issued in connection with the Nordural Acquisition and (c) for the three (3) days immediately following the closing of the Nordural Acquisition, no Loans are outstanding.

        §3.  Application of Section 10.1 of the Credit Apreement. For the avoidance of doubt, the Agent and the Lenders confirm and agree that the Nordural Investment will not be considered to be a Capital Expenditure which would otherwise be restricted under the terms of Section 10.1 of the Credit Agreement.

        §4.  Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent; provided that if the Stock Purchase Agreement is terminated by Buyer or Seller (as defined therein) pursuant to Article XI thereof, this Amendment shall be null and void:

(a) the Agent shall have received a counterpart signature page to this Amendment duly executed and delivered by each of the Borrowers and the Majority Lenders;

(b) the Agent shall have received an executed copy of the Stock Purchase Agreement which shall be substantially in accord with the draft Stock Purchase Agreement attached hereto as Exhibit A with such material deviations or changes as are otherwise satisfactory to the Agent;

(c) the Agent shall have received evidence reasonably satisfactory to the Agent that the Offering has been consummated; and

(d) the Agent shall have received payment from the Borrowers, for the account of each Lender which returns an executed counterpart signature page to this Amendment to the Agent on or prior to 5:00pm (Chicago time) on March 31, 2004, of an amendment fee equal to $5,000 for each such Lender.

        §5.  Affirmation of the Borrowers. Each of the Borrowers hereby affirms all of its Obligations under the Credit Agreement and under each of the other Loan Documents to which it is a party and hereby affirms its absolute and unconditional promise to pay to the Lenders such Loans and other amounts as may be due under the Credit Agreement (as amended hereby) and the other Loan Documents.

        §6.  Representations and Warranties. Each of the Borrowers hereby represents and warrants to the Lenders and the Agent as follows:

(a) Representations and Warranties. Each of the representations and warranties contained in Section 7 of the Credit Agreement were true and correct in all material respects when made, and, after giving effect to this amendment, are true and correct in all material respects on and as of the date hereof, except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement (as amended hereby) and the other Loan Documents, changes occurring in the ordinary course of business that singly or in the aggregate do not result in a Material Adverse Effect and to the extent that such representations and warranties relate specifically to a prior date.

(b) Enforceability. The execution and delivery by each of the Borrowers of this Amendment, and the performance by each of the Borrowers of this Amendment and the Credit Agreement, as amended hereby, are within the corporate authority of such Borrower and have been duly authorized by all necessary corporate proceedings. This Amendment and the Credit Agreement, as amended hereby, constitute valid and legally binding obligations of each of the Borrowers, enforceable against it in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general.

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(c) No Default. No Default or Event of Default has occurred and is continuing, and no Default or Event of Default will result from the execution, delivery and performance by each of the Borrowers of this Amendment or from the consummation of the transactions contemplated herein.

        §7.  No Amendments, etc. Except as expressly provided in this Amendment, (a) all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged, and (b) all of the terms and conditions of the Credit Agreement, as amended hereby, are hereby ratified and confirmed by each of the Borrowers and remain in full force and effect. Nothing herein shall be construed to be an amendment, consent or a waiver of any requirements of any of the Borrowers or of any other Person under the Credit Agreement or any of the other Loan Documents except as expressly set forth herein. Nothing in this Amendment shall be construed to imply any willingness on the part of the Agent or the Lenders to grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents.

        §8.  Execution in Counterparts. This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

        §9.  Governing Law. This Amendment shall for all purposes be construed in accordance with and governed by the laws of the State of New York (excluding the laws applicable to conflict of laws, other than Section 5-1401 of the New York General Obligations Law).

        §10.  Miscellaneous. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

        §11.  Fees and Expenses. Each of the Borrowers agrees to pay to the Agent, on demand by the Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Agent in connection with the preparation of this Amendment, including reasonable legal fees.

        §12.  Copies of Nordural Acquisition Documents. Century Aluminum covenants and agrees to deliver to the Agent copies of the executed Nordural Acquisition Documents promptly after the execution and delivery thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as a sealed instrument as of the date first set forth above.

CENTURY ALUMINUM COMPANY
By:	/s/ Peter C. McGuire ——————————————— Name: Peter C. McGuire Title: Vice President

CENTURY ALUMINUM OF WEST VIRGINIA, INC.
By:	/s/ Peter C. McGuire ——————————————— Name: Peter C. McGuire Title: Vice President

BERKELEY ALUMINUM, INC.
By:	/s/ Peter C. McGuire ——————————————— Name: Peter C. McGuire Title: Vice President

CENTURY KENTUCKY, INC.
By:	/s/ Peter C. McGuire ——————————————— Name: Peter C. McGuire Title: Vice President

METALSCO, LTD.
By:	/s/ Peter C. McGuire ——————————————— Name: Peter C. McGuire Title: Vice President

NSA, Ltd., by Metalsco, LTD., its General Partner
By:	/s/ Peter C. McGuire ——————————————— Name: Peter C. McGuire Title: Vice President

FLEET CAPITAL CORPORATION, individually and as Agent
By:	/s/ Robert J. Lund ——————————————— Name: Robert J. Lund Title: Senior Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.
By:	/s/ Jerome P. Sepich ——————————————— Name: Jerome P. Sepich Title: Vice President

CONGRESS FINANCIAL CORPORATION
By:	——————————————— Name: Title: Vice President

LASALLE BUSINESS CREDIT, LLC (successor by merger to LaSalle Business Credit, Inc.)
By:	/s/ Bent Hammeleff ——————————————— Name: Bent Hammeleff Title: Vice President

TRANSAMERICA BUSINESS CAPITAL CORPORATION
By:	/s/ Matthew N. McAlpine ——————————————— Name: Matthew N. McAlpine - VP Title: Duly Authorized Signatory

CREDIT SUISSE FIRST BOSTON, acting through its New York branch
By:	/s/ Alain Daoust ——————————————— Name: Alain Daoust Title: Director

By:	/s/ Peter Chauvin ——————————————— Name: Peter Chauvin Title: Vice President

CITIZENS BUSINESS CREDIT COMPANY, a Division of Citizens Leasing, Inc., a Massachusetts Corporation
By:	/s/ Paul A. Rebholz ——————————————— Name: Paul A. Rebholz Title: Vice President

        Each of the undersigned Guarantors hereby acknowledges and consents to the foregoing Amendment and agrees that the Guarantee, dated as of April 2, 2001, in favor of the Agent and the Lenders remains in full force and effect and each Guarantor ratifies and confirms all of its obligations thereunder.

SKYLINER, INC.
By:	/s/ Peter C. McGuire ——————————————— Name: Peter C. McGuire Title: Vice President

VIRGIN ISLANDS ALUMINA CORPORATION LLC
By:	/s/ Peter C. McGuire ——————————————— Name: Peter C. McGuire Title: Vice President
Exhibit A

[See attached Amended and Restated Stock Purchase Agreement]